Exhibit 99.1

CTG Declares Quarterly Dividend

BUFFALO, N.Y., September 15, 2016 — CTG (NASDAQ:CTG), an information technology (IT) solutions and services company, today announced that its board of directors has declared a $0.06 per share dividend on the Company’s common stock outstanding, payable in cash on October 7, 2016, to shareholders of record on September 26, 2016.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244